================================================================================

                         SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a)
                  OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
    Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [X]   Soliciting Material Under Rule 14a-12


                       NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                             C. ROBERT COATES
                             ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee
            paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: August 23, 2002

================================================================================

Press Release

SOURCE:  C. Robert Coates

Coates and Williams Ask Northfield: 'Tell the Truth'

LAKE FOREST, Ill, Aug. 23, 2002 -- C. Robert Coates and Bert Williams, independent candidates seeking seats on the board of Northfield Laboratories Inc. (Nasdaq: NFLD), today asked the company's directors and CEO to retract a press release and letter from them to shareholders that was riddled with incomplete and misleading statements.

"We're very disappointed in the directors and CEO of Northfield and view this as a desperate attempt by them to deprive shareholders of any real ownership in the company," said Coates. "Apparently they have been looking at the confidential vote count coming into them and us each day and are afraid that Northfield's shareholders will for the first time gain truly independent representation on the board. They know that Bert Williams and I will hold management accountable for increasing the value of Northfield's shares and gaining FDA approval for Polyheme."

Coates summarized the situation at Northfield by saying, "We believe that when you run a company, you must hold yourself accountable to the shareholders for results and tell the truth." He added that he and Bert Williams would be issuing a press release on Monday morning to refute Northfield's "smear campaign."

In the meantime, he urged Northfield shareholders not to be misled and to cast the white ballots for Coates and Williams and discard Northfield's blue ballot.

Contact Information

If you are a shareholder with comments, suggestions or questions about receiving a Coates-Williams proxy, please call Simon Goldberg of the Robert Coates Group at 1-800-295-0841, extension 240 or e-mail us at sgoldberg@rcoates.com .

SOURCE:  C. Robert Coates